                                                                      EXHIBIT 12

                               AVISTA CORPORATION

    Computation of Ratio of Earnings to Fixed Charges and Preferred Dividend
                            Requirements Consolidated
                             (Thousands of Dollars)

                                           12 months
                                             ended              Years Ended December 31
                                            June 30,   -----------------------------------------
                                             2004        2003       2002       2001       2000
                                           ---------   --------   --------   --------   --------
Fixed charges, as defined:
     Interest expense                      $  85,435   $ 85,013   $ 96,005   $100,180   $ 64,765
     Amortization of debt expense
       and premium - net                       8,046      7,972      8,861      5,639      3,409
     Interest portion of rentals               4,329      4,452      6,140      5,140      4,324
                                           ---------   --------   --------   --------   --------
         Total fixed charges               $  97,810   $ 97,437   $111,006   $110,959   $ 72,498
                                           =========   ========   ========   ========   ========

Earnings, as defined:
     Income from continuing operations     $  42,304   $ 50,643   $ 42,174   $ 68,241   $109,065
     Add (deduct):
       Income tax expense                     26,632     35,340     34,849     40,585     81,143
       Total fixed charges above              97,810     97,437    111,006    110,959     72,498
                                           ---------   --------   --------   --------   --------
         Total earnings                    $ 166,746   $183,420   $188,029   $219,785   $262,706
                                           =========   ========   ========   ========   ========

Ratio of earnings to fixed charges              1.70       1.88       1.69       1.98       3.62

Fixed charges and preferred
  dividend requirements:
     Fixed charges above                   $  97,810   $ 97,437   $111,006   $110,959   $ 72,498
     Preferred dividend requirements (1)          --      1,910      4,387      3,878     41,394
                                           ---------   --------   --------   --------   --------
         Total                             $  97,810   $ 99,347   $115,393   $114,837   $113,892
                                           =========   ========   ========   ========   ========

Ratio of earnings to fixed charges
  and preferred dividend requirements           1.70       1.85       1.63       1.91       2.31

(1) Preferred dividend requirements have been grossed up to their pre-tax level. Effective July 1, 2003, preferred dividends are included in interest expense with the adoption of SFAS No. 150.